Exhibit 99

                                                            [APCAPITAL(SM) LOGO]

For Immediate Release                  Contact: Ann Storberg, Investor Relations
                                       (517) 324-6629

                    AMERICAN PHYSICIANS CAPITAL, INC. REPORTS
                           FIRST QUARTER 2006 RESULTS

East Lansing, Mich. (April 27, 2006)

SIGNIFICANT FIRST QUARTER 2006 EVENTS

     o Net income of $8.9 million or $1.05 per diluted common share for the quarter
     o    Pre-tax income of $13.2 million
     o    Positive prior year development of $2.1 million on reserves
     o    Repurchased 127,500 common shares for $6.1 million

American Physicians Capital, Inc. (APCapital) (NASDAQ:ACAP) today announced net income of $8.9 million or $1.05 per diluted common share for the first quarter of 2006. This compares to net income of $7.3 million, or $.82 per diluted common share for the 2005 first quarter.

"We have successfully implemented our business strategy and remain committed to maximizing shareholder value," said President and Chief Executive Officer R. Kevin Clinton. "Even though we are beginning to experience increased competition in the market place, our innovative underwriting approach should allow us to identify and select lower risk accounts and maintain our underwriting margins."

In the first quarter of 2006, the Company made four important changes to its financial reporting and operating practices.

     1. Due to the insignificance of the run-off on non-medical professional liability business, we are now reporting all operating results as one segment. Previously, we had reported these run-off results as the "Other Insurance" segment.

     2. As a result of a change in the ownership status of PIC Florida, we are no longer consolidating the results of PIC Florida into the accounts of APCapital. Our investment in PIC Florida is now reported utilizing the "equity method" of accounting.

     3. Effective January 1, 2006, we began expensing the remaining unvested options. In the first quarter of 2006 we recognized an incremental option expense of $147,800.

     4. We modified our reinsurance agreement effective January 1, 2006, whereby we retain 50% of any loss over $500,000 up to our highest policy limit of $2.0 million. However, the majority of policies have limits of $1.0 million or less. In addition, our reinsurance treaty is no longer swing-rated.

CONSOLIDATED INCOME STATEMENT
(Dollars in thousands)

                                                        THREE MONTHS ENDED
                                                             MARCH 31,
                                                     -------------------------
                                                        2006           2005
                                                     ----------     ----------
Direct Premiums Written:
  APCapital                                          $   41,521     $   48,124
  PIC Florida                                                 -          1,818
                                                     ----------     ----------
                                                     $   41,521     $   49,942
                                                     ==========     ==========
Net Premiums Written                                 $   38,965     $   42,231
                                                     ==========     ==========
Net Premiums Earned                                  $   37,443     $   43,893
Incurred Loss and Loss Adjustment Expenses:
  Current Accident Year Losses                           28,985         36,077
  Prior Year Losses                                      (2,108)          (228)
                                                     ----------     ----------
    Total                                                26,877         35,849

Underwriting Expenses                                     7,677          9,130
                                                     ----------     ----------
  Underwriting Income (Loss)                              2,899         (1,086)
Investment Income                                        11,103         10,642
Other Income (1)                                            489            168
Other Expenses                                           (1,309)        (2,133)
                                                     ----------     ----------
  Pre-tax Income                                         13,172          7,591
Federal Income Taxes                                      4,309            170
Minority Interest                                             -            (89)
                                                     ----------     ----------
  Net Income                                         $    8,803     $    7,332
                                                     ==========     ==========
Loss Ratio:
  Current Accident Year                                    77.4%          82.2%
  Prior Year Development                                   -5.6%          -0.5%
  Calendar Year                                            71.8%          81.7%
Underwriting Expense Ratio                                 20.5%          20.8%
Combined Ratio                                             92.3%         102.5%

(1)  Includes realized gains and losses

Direct premiums written were $41.5 million in the first quarter of 2006, down $8.4 million or 16.9% from the same period a year ago. This decrease was partially caused by the impact of no longer consolidating PIC Florida ($1.8 million) and the exit from the health line ($1.1 million). In addition, we have experienced price competition in selected markets causing premium reductions in Illinois, Kentucky and Michigan. Net premiums earned in the first quarter of 2006 were down $6.5 million or 14.7% from the first quarter of 2005. The decline in net premiums earned was not as great as the decline in direct premiums written due to the change in reinsurance terms. The insured physician policies-in-force count at March 31, 2006 totaled 9,472, which is down less than 1% from the end of 2005.

The 2006 first quarter loss ratio was 71.8% with $2.1 million of positive development from prior accident years. This represents a significant improvement from the 81.7% loss ratio reported in the first quarter of 2005. The improved loss ratio is the result of past rate increases and the improved book-of-business we have developed over the last four years. On an accident year basis, the loss ratio has decreased from 82.2% in the first quarter of 2005 to 77.4% in the first quarter of 2006. The number of claims reported in the first quarter of 2006 was 308, down from 347 in the fourth quarter of last year and 404 reported in the first quarter of 2005.

The underwriting expense ratio was relatively flat at 20.5% for the first quarter of 2006. Other expenses are down $824,000 or 38.6% due to lower Sarbanes-Oxley/404 costs, intangibles being fully amortized, and lower investment expenses.

INVESTMENT INCOME

Investment income was $11.1 million in the first quarter of 2006, compared to $10.6 million for the same period in 2005. The overall investment yields increased from 5.14% in the first quarter 2005 to 5.28% in the first quarter of 2006. In the first quarter of 2006, we purchased $192.5 million of tax-exempt securities. We now have a 24.5% allocation of our cash and investment portfolio in tax-exempt securities. The average return on these tax-exempt securities is 3.8%. As a result, we anticipate our gross investment returns to decline in the future.

BALANCE SHEET AND EQUITY INFORMATION

APCapital's total assets were $1.089 billion at March 31, 2006, down $20.1 million from December 31, 2005. At March 31, 2006, the Company's total shareholders' equity was $263.0 million, up from $261.2 million at December 31, 2005, as a result of our first quarter net income. However, net unrealized gains on the Company's available-for-sale investments decreased $1.9 million, net of tax, during the first quarter of 2006 and the Company utilized $6.1 million of equity to repurchase shares in the quarter.

APCapital's book value per common share was $31.93 at March 31, 2006, based on 8,235,582 common shares outstanding, compared to $31.35 at December 31, 2005.

STOCK REPURCHASE PROGRAM

The Company repurchased 127,500 shares of its common stock during the first quarter of 2006 at an average cost of $47.92 per share. Under the November 2, 2005 authorization, the Company has approximately 282,400 shares available for repurchase at March 31, 2006. On April 6, 2006, the Company's Board of Directors authorized an additional share repurchase of $20 million of its common shares. The Board also adopted a plan under Rule 10b5-1 of the Securities Exchange Act of 1934 to repurchase its common shares pursuant to this authorization.

OUTLOOK

"We are pleased with the continued profitability of our Company," said Clinton. "We have enhanced our shareholder value through our strong operating results and share repurchase program. We continue to evaluate opportunities to further increase shareholder value."

CONFERENCE CALL

APCapital's website, www.apcapital.com, will host a live Webcast of its conference call in a listen-only format to discuss 2006 first quarter results on April 28, 2006 at 10:00 a.m. Eastern time. An archived edition of the Webcast can be accessed by going to the Company's website and selecting "For Investors", then "Webcasts". For individuals unable to access the Webcast, a telephone replay will be available by dialing 1-888-286-8010 or (617) 801-6888 and entering the conference ID code: 39799490. The replay will be available through 11:59 p.m. Eastern time on May 2, 2006.

CORPORATE DESCRIPTION

American Physicians Capital, Inc. is a regional provider of medical professional liability insurance focused primarily in the Midwest markets through American Physicians Assurance Corporation and its other subsidiaries. Further information about the companies is available on the Internet at http://www.apcapital.com.

FORWARD-LOOKING STATEMENT

Certain statements made by American Physicians Capital, Inc. in this release may constitute forward-looking statements within the meaning of the federal securities laws. When we use words such as "will," "should," "believes," "expects," "anticipates," "estimates" or similar expressions, or make statements in the section entitled "Outlook", we are making forward-looking statements. While we believe any forward-looking statements we have made are reasonable, they are subject to risks and uncertainties, and actual results could differ materially. These risks and uncertainties include, but are not limited to, the following:

     o increased competition could adversely affect our ability to sell our products at premium rates we deem adequate, which may result in a decrease in premium volume, a decrease in our profitability, or both;
     o our reserves for unpaid losses and loss adjustment expenses are based on estimates that may prove to be inadequate to cover our losses;
     o our exit from various markets and lines of business may prove more costly than originally anticipated;
     o tort reform legislation may have adverse or unintended consequences that could materially and adversely affect our results of operations and financial condition;
     o if we are unable to obtain or collect on ceded reinsurance, our results of operations and financial condition may be adversely affected;
     o the insurance industry is subject to regulatory oversight that may impact the manner in which we operate our business;
     o our geographic concentration in certain Midwestern states and New Mexico ties our performance to the business, economic, regulatory and legislative conditions in those states;

     o an interruption or change in current marketing and agency relationships could reduce the amount of premium we were able to write;
     o a downgrade in the financial strength rating of our insurance subsidiaries could reduce the amount of business we were able to write;
     o changes in interest rates could adversely impact our results of operation, cash flows and financial condition;
     o our status as an insurance holding company with no direct operations could adversely affect our ability to meet our debt obligations and fund future share repurchases;
     o any other factors listed or discussed in the reports filed by APCapital with the Securities and Exchange Commission under the Securities Exchange Act of 1934.

APCapital does not undertake, and expressly disclaims any obligation, to update or alter its statements whether as a result of new information, future events or otherwise, except as required by law.

DEFINITION OF NON-GAAP FINANCIAL MEASURES

The Company uses operating income, a non-GAAP financial measure, to evaluate APCapital's underwriting performance. Operating income differs from net income by excluding the after-tax effect of realized capital gains and (losses).

Although the investment of premiums to generate investment income and capital gains or (losses) is an integral part of an insurance company's operations, the Company's decisions to realize capital gains or (losses) are independent of the insurance underwriting process. In addition, under applicable GAAP accounting requirements, losses may be recognized for accounting purposes as the result of other than temporary declines in the value of investment securities, without actual realization. APCapital believes that the level of realized gains and (losses) for any particular period is not indicative of the performance of our ongoing underlying insurance operations in a particular period. As a result, the Company believes that providing operating income (loss) information makes it easier for users of APCapital's financial information to evaluate the success of the Company's underlying insurance operations.

In addition to the Company's reported loss ratios, management also uses accident year loss ratios, a non-GAAP financial measure, to evaluate the Company's current underwriting performance. The accident year loss ratio excludes the effect of prior years' loss reserve development. APCapital believes that this ratio is useful to investors as it focuses on the relationships between current premiums earned and losses incurred related to the current year. Although considerable variability is inherent in the estimates of losses incurred related to the current year, the Company believes that the current estimates are reasonable.

SUMMARY FINANCIAL INFORMATION
APCAPITAL, INC.

BALANCE SHEET DATA

                                                                  MARCH 31,            DECEMBER 31,
                                                                    2006                   2005
                                                               --------------         --------------
                                                               (In thousands, except per share data)
ASSETS:
   Available-for-sale - bonds                                  $      250,422         $      224,101
   Held-to-maturity - bonds                                           495,158                345,702
   Other invested assets                                               14,091                 11,568
   Cash and cash equivalents                                           94,487                272,988
                                                               --------------         --------------
   Cash and investments                                               854,158                854,359

   Premiums receivable                                                 44,701                 50,729
   Reinsurance recoverable                                            107,491                109,368
   Deferred federal income taxes                                       40,938                 44,039
   Other assets                                                        41,943                 50,833
                                                               --------------         --------------
     Total assets                                              $    1,089,231         $    1,109,328
                                                               ==============         ==============
LIABILITIES AND SHAREHOLDERS' EQUITY:
 Unpaid losses and loss adjustment expenses                    $      685,481         $      689,857
 Unearned premiums                                                     77,893                 82,098
 Long-term debt                                                        30,928                 30,928
 Other liabilities                                                     31,940                 42,592
                                                               --------------         --------------
     Total liabilities                                                826,242                845,475

 Minority interest in consolidated subsidiary                               -                  2,641

 Common stock                                                               -                      -
 Additional paid-in-capital                                            69,140                 74,444
 Retained earnings                                                    188,611                179,748
 Unearned stock compensation                                                -                    (84)
 Accumulated other comprehensive income:
    Net unrealized appreciation on investments,
      net of deferred federal income taxes                              5,238                  7,104
                                                               --------------         --------------
   Shareholders' equity                                               262,989                261,212
                                                               --------------         --------------
     Total liabilities and shareholders' equity                $    1,089,231         $    1,109,328
                                                               ==============         ==============
Shares outstanding                                                      8,236                  8,333

Book value per share                                           $        31.93         $        31.35

SUMMARY FINANCIAL INFORMATION
APCAPITAL, INC.

SELECTED CASH FLOW INFORMATION

                                                          FOR THE THREE MONTHS ENDED
                                                                   MARCH 31,
                                                          ---------------------------
                                                              2006           2005
                                                          ------------   ------------
                                                                (In thousands)
Net cash provided by operating activities                 $      8,757   $      1,024
                                                          ============   ============

Net cash used in investing activities                     $   (181,904)  $    (89,631)
                                                          ============   ============

Net cash (used in) provided by financing activities       $     (5,354)  $        900
                                                          ============   ============

Net decrease in cash and cash equivalents                 $   (178,501)  $    (87,707)
                                                          ============   ============

APCAPITAL, INC.
SUPPLEMENTAL STATISTICS
MEDICAL PROFESSIONAL LIABILITY

                                     REPORTED
THREE MONTHS ENDED                 CLAIM COUNT
---------------------------   ---------------------
March 31, 2006                                  308
December 31, 2005                               347
September 30, 2005                              361
June 30, 2005                                   401
March 31, 2005                                  404
December 31, 2004                               371
September 30, 2004                              431
June 30, 2004                                   459
March 31, 2004                                  525

                                         NET PREMIUM EARNED (IN THOUSANDS)
                              ----------------------------------------------------------
                                   APCAPITAL
THREE MONTHS ENDED            EXCLUDING PIC FLORIDA    PIC FLORIDA           TOTAL
---------------------------   ---------------------   --------------   ------------------
March 31, 2006                $              37,443   $            -   $           37,443
December 31, 2005                            39,918              671               40,589
September 30, 2005                           39,305              975               40,280
June 30, 2005                                39,677              869               40,546
March 31, 2005                               41,356              799               42,155
December 31, 2004                            42,914              737               43,651
September 30, 2004                           43,496              673               44,169
June 30, 2004                                43,045              514               43,559
March 31, 2004                               42,074              382               42,456

                                                       AVERAGE NET
                                      OPEN             CASE RESERVE       AVERAGE NET
THREE MONTHS ENDED                 CLAIM COUNT        PER OPEN CLAIM      PAID CLAIM
---------------------------   ---------------------   --------------   ------------------
March 31, 2006                                2,976   $      120,400   $          108,100
December 31, 2005                             2,991          122,400               69,100
September 30, 2005                            3,109          119,100               77,300
June 30, 2005                                 3,211          116,300               72,500
March 31, 2005                                3,344          114,900               85,800
December 31, 2004                             3,342          117,000               50,500
September 30, 2004                            3,803          103,300               78,100
June 30, 2004                                 3,885          100,100               61,000(1)
March 31, 2004                                4,103           95,400               55,200

                                                     RETENTION RATIO
                              -----------------------------------------------------------
                               THREE MONTHS ENDED       YEAR ENDED     THREE MONTHS ENDED
                                 MARCH 31, 2005            2005          MARCH 31, 2006
                              ---------------------   --------------   ------------------
Illinois                                         68%              75%                 79%
Kentucky                                         61%              64%                 80%
Michigan                                         87%              84%                 85%
New Mexico                                       86%              89%                 82%
Ohio                                             84%              82%                 85%
  Total (all states)                             79%              82%                 82%

NOTES:
------
All values, except net premiums earned, exclude experience from investment in Physicians Insurance Company (Florida).

(1) Average net paid claim data excludes the effect of Gerling Global commutation.

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